As filed with the Securities and Exchange Commission on July 8, 2015

Registration No. 333-200416

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________

HII TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1389	03-0453686
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

8588 Katy Freeway, Suite 430

Houston, Texas 77024

Tel.: (713) 821-3157

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Matthew C. Flemming

Chief Executive Officer

HII TECHNOLOGIES, INC.

710 N. Post Oak Road, Suite 400

Houston, Texas 77024

Tel.: (713) 821-3157

☑(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Marc A. Indeglia, Esq.

Gregory R. Carney, Esq.

Indeglia & Carney, LLP.

11900 W. Olympic Blvd. Suite 770

Los Angeles, CA 90064

Tel No.: (310) 982-2720

Fax No.: (310) 982-2719

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-1 (Registration No. 333-200416), originally filed by the registrant, HII Technologies, Inc., with the Securities and Exchange Commission on November 20, 21014 and declared effective on December 5, 2014 (collectively, including all exhibits thereto, the “Registration Statement”). The Registration Statement registered resales from time to time, by the selling stockholders identified in the prospectus included in the Registration Statement, The registrant registered for resale under the Registration Statement (i) 3,250,000 shares of common stock issued to one of the former members of Apache Energy Services, LLC; (ii) 5,714,286 shares of Common Stock issuable upon conversion of 4,000 shares of series A convertible preferred stock, and (iii) 4,500,000 shares of Common Stock which includes 2,000,000 shares of common stock issuable upon exercise of the warrants issued to the purchasers of series A convertible preferred stock and 2,500,000 shares of common stock issuable upon the exercise of the warrants issued the lenders under the registrants's senior secured credit facility entered into in August 2014.

The selling stockholders resold 1,585,717 shares initially registered under the Registration Statement.

The registrant has no further obligation to maintain effectiveness of the Registration Statement. In accordance with an undertaking made by the registrant in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to terminate the effectiveness of the Registration Statement and to remove from registration 11,878,569 shares of our common stock registered but not sold under the Registration Statement.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Post-Effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned on July 8, 2015.

HII TECHNOLOGIES, INC.

By:   /s/ Matthew C. Flemming

Matthew C. Flemming

President, Chief Executive Officer, Secretary, Treasurer and Director

(Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.